NEWS RELEASE

SOUTHWESTERN ENERGY PIVOTS TO VALUE-ADDING

GROWTH AND ANNOUNCES GUIDANCE FOR 2017

Houston, Texas – February 23, 2017... Southwestern Energy Company (NYSE: SWN) today announced its total capital investment program in 2017 is planned to be approximately $1.175 to $1.275 billion, funded by expected cash flow and $200 million remaining from its 2016 equity raise.  With this investment, Southwestern is targeting total net gas and liquids production of 890 to 910 Bcfe in 2017, an increase over the company’s 2016 production of 875 Bcfe and an increase of approximately 20% when comparing 2017 exit production rates to 2016 exit production rates.  As part of this plan, the Company’s Appalachian area annual production volumes are expected to grow approximately 17% (using midpoints) over 2016 and approximately 40% based on exit production rates.  Assuming a capital budget based on current strip pricing in both 2017 and 2018, the Company anticipates delivering double-digit production growth in 2018.

“We are attacking 2017 with even more vigor and commitment than ever before,” remarked Bill Way, President and Chief Executive Officer of Southwestern Energy.  “With capital discipline as a foundation, we are able to capitalize on the improved commodity price environment and return to value-added growth in 2017 and beyond.  We have many new ideas we are testing, allowing us to further improve on our operational excellence from our premier portfolio of assets and transportation capacity.”

As we navigate the current commodity market turbulence, we will leverage our improving financial strength, capital efficiency and operational excellence while focusing on economic value creation.  Details on these initiatives, and the expected results associated with this plan, are described below.

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Financial strength. The Company will continue its disciplined approach of investing within cash flow (supplemented by the remaining $200 million from its 2016 equity offering) and utilizing strip prices when making economic decisions. This includes mitigating the volatility of changing commodity prices through a proactive risk management strategy, which includes hedge protection on approximately 70% of its projected 2017 natural gas volumes while retaining upside through the choice of hedging tools.  Additionally, the Company plans to opportunistically reduce debt to further strengthen its balance sheet.

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Capital efficiency.  The Company’s assets provide great optionality to maximize capital efficiency and generate sustainable, long-term returns. Capital can be allocated based on economic return to projects targeting rich gas, lean gas or dry gas, and to Appalachia or non-Appalachia projects. For example, the increase in expected liquids price realizations has significantly improved the multi-year economic forecasts of the Company’s wet gas development activity in Southwest Appalachia, and accordingly the Company is targeting this area with 2017 activity.  On average, every $2.50 per barrel increase in NGL prices reduces the breakeven gas price by approximately $0.50 per Mcf in the liquids-rich window.  With the activity in this core area driving increasing value realizations, Southwest Appalachia production is expected to increase by approximately 20% (using midpoints) in 2017 compared to 2016.  The potential and efficiency of the portfolio has been demonstrated through a decrease in proved developed finding and development costs each of the last three years.  This improving trend is expected to continue with the allocation of capital to the highest return assets in the portfolio.

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Operational excellence.  In 2017, the Company plans to continue testing several new ideas and further enhance its technical capabilities to drive additional improvements in well productivity.  Southwestern’s innovative culture is expected to drive additional value from our broad asset base and has been demonstrated by its ability to exceed margin and well productivity targets.  The Company is currently testing tighter completion stage spacing, increased proppant loading, optimized flow techniques and additional targeted intervals, among other innovations. Results from these tests and early stage concepts are anticipated throughout the year.    These enhancements, when coupled with the Company’s focus on operational efficiency, are expected to result in even better well performance and improved margins, unlocking material value for shareholders when applied to our vast resource of future drilling locations.

The following tables provide detailed information and guidance for 2017 based on an average natural gas price of $3.25 per Mcf and an average oil price of $55.00 per barrel.

2017 Guidance
in millions (except per share amounts, production and well count)	$3.25 / $55.00

Capital investments:
Discretionary capital	$750 - $830
Capitalized interest and expenses	$225 - $245
Subtotal capital investments	$975 - $1,075
Capital earmarked from July 2016 equity offering	$200
Total capital investments	$1,175 - $1,275

Net cash flow (1)	$1,075 - $1,125

Net income (2)	$308 - $368
Net income attributable to preferred stock (2)	$25 - $35
Mandatory convertible preferred stock dividend	$108
Net income attributable to common stock (2)	$175 - $225

Diluted earnings per common share	$0.35 - $0.45

Adjusted EBITDA (1)	$1,175 - $1,225

Production (Bcfe)	890 - 910
Wells drilled	110 - 130
Wells completed	140 - 160
Wells placed to sales	150 - 170
Ending DUC inventory	55 - 65
(1)	This represents a Non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below.
(2)	Assumes 38% income tax rate and no unsettled derivative gain/losses.

Estimated Production and Capital Investments in 2017

2017 Guidance
	Production	Capital
	(Bcfe)	($ in millions)
Northeast Appalachia	400 - 408	$405 - 425
Southwest Appalachia	174 - 180	400 - 420
Fayetteville Shale	315 - 320	105 - 120
Midstream Services		15 - 20
New Ventures & other E&P	1 - 2	15 - 25
Corporate		10 - 20
Capitalized interest		115 - 125
Capitalized expense		110 - 120
Total	890 - 910	$1,175 - 1,275

Estimated Production by Quarter in 2017

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Year
Guidance:
Natural Gas (Bcf)	183 - 186	199 - 203	206 - 210	210 - 215	798 - 814
Oil (MBbls)	455 - 505	525 - 575	730 – 780	760 - 810	2,470 - 2,670
NGLs (MBbls)	2,850 - 2,950	3,050 - 3,150	3,510 - 3,610	3,550 - 3,650	12,960 - 13,360
Total Production (Bcfe)	203 - 207	220 - 225	231 - 236	236 - 242	890 - 910

Estimated E&P Pricing Deductions in 2017
Avg gas discount to NYMEX including transportation(1)	$0.80 - $0.96 per Mcf
Avg oil discount to WTI including transportation	$8.00 - $10.00 per Bbl
Avg NGL realization including transportation	20% - 25% of WTI

Estimated E&P Operating Expenses in 2017 (per Mcfe)
Lease operating expenses	$0.89 - $0.94
General & administrative expense	$0.20 - $0.24
Taxes, other than income taxes	$0.09 - $0.11

Other Items in 2017
Midstream EBITDA ($ in millions)	$210 - $225
Interest expense - net of capitalization ($ in millions)	$125 - $135
Income tax rate (~100% Deferred)(2)	38.0%
(1)	Excludes impact of financial basis hedges
(2)	Assumes no impact from valuation allowance

Operational Update

During 2017, the Company plans to invest $1.1 billion to $1.2 billion in its E&P business, which includes $810 million to $860 million for drilling and completion activities, $220 million to $240 million for capitalized interest and expenses and $115 million to $130 million for land, seismic and other items.  This program includes drilling 110 to 130 wells, to completing 140 to 160 wells and placing 150 to 170 wells to sales.  In Southwest Appalachia, the Company plans to primarily focus its activity in the rich gas window of the play while further testing its Utica acreage with two additional wells.  For the Marcellus wells, the Company expects the average 2017 completed well cost to be $6.6 million per well with approximately 7,400 foot average horizontal lateral length.  In Northeast Appalachia, the 2017 program plans to primarily focus on its core area in Susquehanna County while further delineating its Tioga County acreage. For the Northeast Appalachia wells, the Company expects the average 2017 completed well cost to be $6.3 million per well with approximately 7,200 foot average horizontal lateral length.  In Fayetteville, the Company plans to complete 14 to 16 Moorefield wells with an expected average completed well cost of $4.9 million for an average lateral length of approximately 7,900 feet and 15 to 17 Fayetteville Shale wells with an expected average completed well cost of $3.9 million for an average lateral length of approximately 6,600 feet.  A summary of each area’s gross well counts is provided in the table below.

	Beginning DUC Inventory	Drilled	Completed	To Sales	Ending DUC Inventory
NE Appalachia	46	52 - 60	61 - 69	67 - 75	28 - 33
SW Appalachia	40	42 - 50	50 - 58	52 - 60	27 - 32
Fayetteville	13	16 - 20	29 - 33	31 - 35	-
Total Well Count	99	110 - 130	140 - 160	150 - 170	55 - 65

Hedging Update

As of February 21, 2017, the Company had approximately 560 Bcf of its 2017 forecasted gas production protected at an average swap or purchased put strike price of $3.02 per Mcf.  Including the protected volumes, the Company retained upside exposure on approximately half of its forecasted 2017 volumes.  Additionally, the Company had approximately 272 Bcf of its 2018 forecasted gas production protected at an average swap or purchased put strike price of $2.97 per Mcf, with upside exposure on approximately 82%, or 222 Bcf, of those protected volumes to $3.38 per Mcf. The Company also had approximately 80 Bcf of its 2019 forecasted gas production protected at an average purchased put strike price of $2.93 with upside exposure to $3.34 per Mcf.

A detailed breakdown of the Company’s natural gas derivative financial instruments as of February 21, 2017 is shown below.  Please refer to our annual report on Form 10-K filed with the Securities and Exchange Commission for complete information on the Company’s commodity, basis and interest rate protection.

		Weighted Average Price per MMBtu
	Volume (Bcf)	Swaps	Sold Puts	Purchased Puts	Sold Calls
Financial protection on production
2017(1)
Fixed price swaps	322	$3.07	$–	$–	$–
Two-way costless collars	103	–	–	2.94	3.38
Three-way costless collars	135	–	2.29	2.97	3.30
Total	560
2018
Fixed price swaps	50	$3.02	$–	$–	$–
Two-way costless collars	14	–	–	3.00	3.46
Three-way costless collars	208	–	2.37	2.96	3.37
Total	272
2019
Three-way costless collars	80	$–	$2.50	$2.93	$3.34
Total	80

Sold call options
2017	86	$–	$–	$–	$3.25
2018	63	–	–	–	3.50
2019	52	–	–	–	3.50
2020	32	–	–	–	3.75
Total	233

Note: Amounts may not sum due to rounding

(1)	Includes positions settled since January 1, 2017

As of February 21, 2017, the Company had also taken steps to mitigate the volatility of basis differentials by protecting basis on approximately 303 Bcf of its 2017 forecasted natural gas production at a basis differential to NYMEX natural gas prices of approximately ($0.60) per Mcf, which includes the impact of both physical and financial basis hedges.  A detailed breakdown of the Company’s financial basis positions as of February 21, 2017 is shown below:

Financial basis positions (excludes physical positions)	Dominion South		TETCO M3		Total
	Volume (Bcf)	Basis Diff ($/MMBTU)	Volume (Bcf)	Basis Diff ($/MMBTU)	Volume (Bcf)	Basis Diff ($/MMBTU)
2017(1)	95	($1.11)	58	($0.54)	153	($0.89)
2018	18	($1.19)	2	$0.79	20	($0.95)
(1)	Includes positions settled since January 1, 2017

Below is a summary of the approximate impacts of potential commodity price movements on expected net cash flow based on production estimates and the Company’s hedging activities.

Price Sensitivities (based on annual prices)
Net Cash Flow
(in millions)
NYMEX Natural Gas:
$2.75/$55.00	$900 - $950
$3.00/$55.00	$975 - $1,025
$3.25/$55.00	$1,075 - $1,125
$3.50/$55.00	$1,155 - $1,205
$3.75/$55.00	$1,195 - $1,245
$3.25/$65.00	$1,130 - $1,180

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash flow. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures referenced in this news release are adjusted net income and adjusted EBITDA. Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the forecasted 2017 annual period. Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

2017 Guidance
NYMEX Price Assumption
$3.25 Gas / $55.00 Oil
(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$1,075 - $1,125
Add back (deduct):
Change in operating assets and liabilities	-
Net cash flow	$1,075 - $1,125

Consolidated Adjusted EBITDA	2017 Guidance
NYMEX Price Assumption
$3.25 Gas / $55.00 Oil
(in millions)
Adjusted net income attributable to common stock	$175 - $225
Add back:
Mandatory convertible preferred stock dividend	108 - 108
Participating securities – mandatory convertible preferred stock	25 - 35
Net income attributable to SWN	$308 - $368

Add back:
Provision for income taxes	191 - 229
Interest expense	125 - 135
Non-cash stock based compensation	20 - 30
Depreciation, depletion and amortization	495 - 515
Adjusted EBITDA(1)	$1,175 - $1,225

(1) Calculated consistently with provisions of the Company’s principal credit agreements.

Midstream Adjusted EBITDA	2017 Guidance
NYMEX Price Assumption
$3.25 Gas / $55.00 Oil
(in millions)
Adjusted net income attributable to common stock	$85 - $105
Add back:
Mandatory convertible preferred stock dividend	–
Participating securities – mandatory convertible preferred stock	–
Net income attributable to SWN	$85 - $105

Add back:
Provision for income taxes	52 - 64
Interest expense	2 - 5
Non-cash stock based compensation	2 - 5
Depreciation, depletion and amortization	58 - 64
Adjusted EBITDA	$210 - $225

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Director, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; natural disasters; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected increases in service or other costs related to drilling and completion activities; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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